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                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )


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[ ]  Preliminary Proxy Statement
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[ ]  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                          Frisch's Restaurants, Inc.
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                (Name of Registrant as Specified In Its Charter)


- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                                              SEPTEMBER 18, 1996
Frisch's [Logo]

Dear Fellow Shareholder:

We are soliciting your proxy for the 1996 Annual Meeting of Frisch's Restaurants, Inc. and urge you to VOTE FOR OUR NOMINEES to the Board of Directors and AGAINST THE TWO PROPOSALS OF WOLVERINE PARTNERS (Wolverine) to amend Frisch's Code of Regulations. PLEASE DO NOT RETURN ANY WOLVERINE PROXY CARD. If you have already mailed their proxy card, you can revoke it by signing and mailing the enclosed WHITE proxy card.

Your vote on these matters is extremely important. Wolverine is seeking to disrupt your Board's thoughtful and well-considered programs of enhancing shareholder value in favor of short-sighted, short-term actions. The performance of Frisch's has improved significantly over recent quarters, and paralleled its peer group over the 1996 fiscal year. WE EXPECT CONTINUED IMPROVEMENT IN THE CURRENT FISCAL YEAR. We believe that this success reflects the focus of our experienced group of Directors on the interests of the Company and its shareholders over the long-term and takes into account the specific conditions of our locations and industry.

AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT WOLVERINE'S ACTIONS ARE NOT IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND THAT OUR NOMINEES, AS WELL AS OUR CURRENT BOARD STRUCTURE, ARE MORE LIKELY TO RESULT IN GREATER VALUE TO OUR SHAREHOLDERS THAN ANYTHING PROPOSED BY WOLVERINE.

This letter, which supplements our proxy statement mailed on September 14, 1996, will inform you of the facts concerning Wolverine and the reasons why we have earned your support.

1. OUR NOMINEES ARE FAR SUPERIOR TO THOSE PROPOSED BY WOLVERINE

The nominees of your Board are currently Directors who are highly knowledgeable about the family restaurant segment of the food service industry and the specific issues and challenges facing your Company. They have focused on long term shareholder value during a very difficult period of time for family restaurants and have worked closely with management to develop a strategy that is now beginning to bear fruit.

In contrast, NONE of Wolverine's nominees appears to have any recent experience in the family restaurant business. Furthermore, to the best of our knowledge none of them has had any interest in Frisch's until quite recently and

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only one of them is familiar with the geographic markets in which we operate.
For example, an article in the Cincinnati Enquirer on September 1, 1996, quoted Mr. Nussbaum as stating that "Boy, I'd like to see some Frisch's in Texas." Apparently, he is unaware that we operated Big Boy restaurants in Texas for over twenty years before closing all of the operations. We believe that it is essential for our directors to understand our business and our markets.

Furthermore, each of our Directors has been a long-term shareholder of the Company. CONVERSELY, NO WOLVERINE NOMINEE HAS BEEN A SHAREHOLDER FOR LONGER THAN TWENTY MONTHS.

Finally, rather than focus on short-term, interim fixes, your Board fought stiff competition to maintain market share, which has proven to be a successful strategy. As discussed further in Section 2, Wolverine's proposals demonstrate a woeful lack of understanding of our business or a concern for increasing long-term shareholder value.

2. WOLVERINE'S BUSINESS PROPOSALS ARE NOT WELL-CONSIDERED AND ITS DESCRIPTION OF THE BACKGROUND OF ITS PROPOSALS IS MISLEADING

The actions proposed by Wolverine would result in short term gain and would not produce meaningful, consistent higher long term earnings. THEIR "ACTION PLAN" WOULD PROVIDE FUNDS FOR YOUR COMPANY TO BUY BACK STOCK. THEY HAVE SELECTED SEVERAL HIGH PROFILE COMPANY ASSETS FOR DISPOSITION WITHOUT DEMONSTRATING ANY PLAN FOR IMPROVING LONG-TERM PERFORMANCE. The comparisons used by Wolverine are simply not appropriate and were selected to make our performance look weaker. Shareholders should consider the performance of restaurant companies which have similar operations. For example, Shoney's has closed all of its operations in our Cincinnati and Dayton markets.

The proposal of Wolverine for an ordering, sales and marketing system is hardly revolutionary and fails to reflect work which is already in progress. MOST LONG TERM SHAREHOLDERS REALIZE THAT THE COMPANY HAS BEEN WORKING ON THE DEVELOPMENT OF A POINT OF SALE (POS) SYSTEM FOR ITS RESTAURANTS FOR SEVERAL YEARS. IF A SUCCESSFUL POS SYSTEM WERE AVAILABLE, IT WOULD ALREADY BE INSTALLED IN ALL OF OUR LOCATIONS. The reason for the long development period is that Frisch's is unique in operating restaurants which have both table service and drive-thru windows. The POS System must meet both these needs which requires new software development by an independent company because such a system is not available commercially. The status of this system was discussed during our meeting with Messrs. Nussbaum and Ruyan in June before they made public statements for so-called improvements. Five POS systems are installed in Big Boy restaurants to test the system, with installation in all remaining restaurants to begin before the end of the fiscal year. The installation

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of the system has been carefully sequenced so that it could be adequately tested and successfully completed. Wolverine lacks the knowledge of our business to oversee the development of very complex software.

Another Wolverine proposal is to sell the two Quality Hotels which have contributed substantially to earnings. The sales and earnings of these properties have provided a firm financial foundation and have been counter cyclical to the restaurant business. Nonetheless, we have had several serious negotiations for the sale of these properties in recent years. The offers were too low to be of value to your Company. The hotels could be available for sale, but only if fair market value can be realized during a favorable cycle in the hospitality industry. WE DO NOT INTEND TO GIVE AWAY VALUABLE ASSETS.

Wolverine also proposed the sale of certain other assets owned by Frisch's, including a farm, a 1/15 interest in the Cincinnati Reds professional baseball team and what they characterize as "excess real estate." THE FACTS ARE THAT A NORMAL PART OF THE BUSINESS HAS BEEN TO DISPOSE OF EXCESS ASSETS, INCLUDING REAL ESTATE IN EVERY YEAR. A review of Frisch's history shows that we have been willing to "bite the bullet" by closing non-performing operations such as Hardees', Roy Rogers, and Prime n' Wine. DURING THE LAST THREE FISCAL YEARS PROCEEDS FROM DISPOSITIONS OF REAL ESTATE AMOUNTED TO $8.8 MILLION. We have not neglected this area of the business. As to Wolverine's other proposals:

   o The farm was offered for sale prior to any contact with Wolverine and will be sold when appraised value can be realized. In the meantime, the farm has been operated profitably for several years.

   o The Company's investment in the Cincinnati Reds was made in 1985 when Frisch's agreed to be part of a group which helped to keep the team in Cincinnati. The investment was important to the community in which your Company has significant operations. Moreover, the Company has valuable business connections with the team which benefit its Big Boy restaurant and Quality Hotel marketing programs. The investment in the Cincinnati Reds has produced a fine return. THE COMPANY INVESTED $1.6 MILLION AND HAS RECEIVED $3.2 MILLION IN DISTRIBUTIONS SO FAR WHILE THE MARKET VALUE OF THE TOTAL FRANCHISE HAS AT LEAST QUADRUPLED. Further, the investment requires no management time. Our limited partnership interest has restricted marketability, and the Company would not realize full market value unless the team is sold in its entirety. Since Cincinnati voters have recently approved the financing of a new stadium, the value of the Reds should continue to increase. NOW IS ABSOLUTELY NOT THE TIME TO SELL THIS INVESTMENT, even if a sale were possible.

Finally, Wolverine Partners claims that management rebuffed their suggestions. In truth, this is not the case. A meeting was held on June 7, 1996, at which Mr.

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Nussbaum and Mr. Ruyan demanded that they be nominated to our Board of
Directors. We respectfully declined, telling them that we did not see where they could add value to our Board. On June 14,1996, we wrote both of them and thanked them for their interest and requested written suggestions for improvement. No response was ever received. Instead, they commenced their proxy solicitation efforts.

3.  YOUR COMPANY BENEFITS FROM ITS CLASSIFIED BOARD

Wolverine proposes to eliminate Frisch's Board structure, which has two classes of directors, half of whom are elected annually to serve for two years. This structure assures the Company of continuity and stability. Ours is a very competitive industry, where any misstep can have severe consequences. This has been particularly true in our markets, where we have maintained our market share in the face of stiff competition.

THE CLASSIFIED BOARD HAS ENHANCED OUR ABILITY TO CONCENTRATE OUR EFFORTS ON LONGER-TERM PROJECTS AND INITIATIVES, and our Directors, each having a two year term, have been able to focus their attentions on the long-term and mid-term benefits of programs to our shareholders. Your Board is not oriented solely to the short-term.

You should know that Ohio law permits a classified Board having terms up to three years. IN 1984, SHAREHOLDERS VOTED TO ADOPT A CLASSIFIED BOARD. A two year term for our Directors was intentionally chosen, because we believed it provided a balance between the competing interests of those who prefer short-term gains versus those who invest for the long-term growth.

4.  FRISCH'S DOES NOT NEED FORMAL ELIGIBILITY CRITERIA FOR ITS DIRECTORS

Wolverine proposes to amend our Regulations to require that a majority of your Board be "non-management" Directors. Certainly, we recognize the importance of having independent Directors; those who know our Directors will attest to their independence of thought. In fact, we have endeavored to have a Board that acknowledges several constituencies. Our view, however, is that a formal eligibility provision is NOT in the best interests of our shareholders.

We believe that the Board should consist of the best Directors available. A mandated majority of non-management Directors would not insure the election of the best Board for Frisch's. The current mix of management and non-management Directors has served the Company well over the years. As Directors retire, they will be succeeded by Directors who can continue to contribute to the Company's growth, and your current Board of Directors fully expects that many future Directors will not be either family members or members

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of management. Shareholders should be free to vote their choices for Director, free of unnecessary restriction.

Frisch's has benefited from the skills and wisdom of those who have served as Directors. The existing Board of Directors consists of a combination of senior executives of the Company, outside counsel, members of the founding family of the Company, and two members who are not employees of the Company. The composition of the Board already represents constituencies which are vitally concerned with the long-term economic performance of the Company. THE BOARD CONSISTS OF INDIVIDUALS WHO PROVIDE AN EFFECTIVE COMBINATION OF KNOWLEDGE OF OUR BUSINESS AND HISTORICAL PERSPECTIVE.

The founding family holds a significant interest in the Company and plays an active role on the Board and in management. THE CONTINUING LONG-TERM SUCCESS OF THE COMPANY IS OF PARAMOUNT IMPORTANCE TO ALL SHAREHOLDERS, INCLUDING THE FOUNDING FAMILY. Wolverine has criticized the continued involvement of members of the founding family with Frisch's, either as Directors or employees. Rather than abuse these positions as implied, the record is clear that family members have contributed significantly to the long-term growth of the Company. They have served as representatives for all shareholders while keeping the Company focused on its core family restaurant business. Please refer to the compensation information presented in the proxy statement and compare that information with compensation figures for other public companies. If you do so, you will conclude that the compensation of our officers is not out of line -- and could be characterized as much lower than that of other public companies -- both within and outside of our peer group. We can also assure you that no actions involving the founding family or employee Directors are taken by your Board without the approval of those Directors who are neither employees or officers of the Company.

For the stated reasons, shareholder interests are better served by voting AGAINST the Proposal. THE BOARD OF DIRECTORS BELIEVES THAT THE QUALIFICATIONS REQUIRED BY THE PROPOSAL ARE TOO NARROW AND COULD LIMIT THE AVAILABILITY OF TALENTED INDIVIDUALS TO SERVE ON THE BOARD. A similar proposal was defeated by shareholders at the 1995 Annual Meeting.


FOR ALL OF THE FOREGOING, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD.


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We appreciate your continued support.

On behalf of Your Board of Directors,

/s/ Jack C. Maier

Jack C. Maier, Chairman of the Board





                                    IMPORTANT
PLEASE DO NOT RETURN ANY WOLVERINE PROXY CARD FOR ANY REASON, EVEN AS A PROTEST VOTE. JUST TEAR IT UP!

ONLY YOUR LATEST PROXY CARD COUNTS.

IF YOU HOLD SHARES THROUGH A BANK OR BROKER ONLY THE BANK OR BROKER CAN VOTE ON YOUR BEHALF. PLEASE CONTACT YOUR ACCOUNT REPRESENTATIVE AND TELL HIM (HER) TO VOTE THE WHITE PROXY CARD IMMEDIATELY.

IF YOU HAVE ANY QUESTIONS, PLEASE CALL GEORGESON & COMPANY, OUR PROXY SOLICITOR:
                                 1-800-223-2064